UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Marriner, William L.
   1685 38th Street
   Boulder, CO  80301
   USA

2. Issuer Name and Ticker or Trading Symbol
   Exabyte Corporation
   EXBT

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/28/2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, Chief Executive Officer, President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common                     |06/29/| J  |V|  1,000           |A  |$0.8610    |  84,915           |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
___________________________________________________________________________________________________________________________________|
Common                     |11/14/| P  | |  5,300           |A  |$1.0368    |  90,215           |D     |                           |
                           |2001  |    | |                  |   |           |                   |      |                           |
___________________________________________________________________________________________________________________________________|



___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Right to Buy (Stock   |$0.6500 |11/9/|J   | |300,000    |A  |See  |11/9/|Common      |300,000|       |300,000     |D  |            |
Options)              |        |2001 |    | |           |   |Note |2011 |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

NOTE:  Stock Option vests as to 2% per month over 50 months.


SIGNATURE OF REPORTING PERSON

/s/  William L. Marriner
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DATE

November 28, 2001
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